EXHIBIT 4.3

Registration Rights Agreement

     THIS Registration Rights Agreement is made as of November 15, 2002, by and among SinoFresh HealthCare, Inc., a Delaware corporation (“SFH”); InvestLinc Equity Fund II, L.P., a Nevada limited partnership, (“Equity Fund”); Invest Linc Emerging Growth Equity Fund I, L.L.C., a Nevada limited liability company (“Growth Fund”), and The Invest Linc Group, LLC (“Group” and together with Equity Fund and Growth Fund collectively referred to as the “Stockholders” and individually a “Stockholder”).

     NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, the parties hereby agree as follows:

1.	Registration Rights.

     (a) Definitions.

(i)	The term “1933 Act” means the Securities Act of 1933, as amended.

(ii)	The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(iii)	The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement or document.

(iv)	The term “SEC” means the Securities and Exchange Commission.

(b)	The Stockholders hereby agree that they will not, without the prior written consent of the representatives of the underwriters, during the period commencing on the date of the final prospectus relating to the initial public offering and ending on the date specified by the representatives of the underwriters (such period not to exceed one hundred eighty (180) days) sell or otherwise transfer or dispose of any Common Stock that the Stockholders own immediately prior to SFH’s initial public offering. The underwriters in connection with SFH’s initial public offering are intended third party beneficiaries of this Section 1(b) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

In order to enforce the foregoing covenant, SFH may impose stop-transfer instructions with respect to the Common Stock held by the Stockholders until the end of such period.

(c)	Demand Registration. Upon written notice from a Stockholder(s) such Stockholder(s) shall have the right, at any time commencing six (6) months after the date on which the registration statement containing the final prospectus relating to SFH’s initial public offering is declared effective, to request registration, by written notice to SFH, of some or all of the Common Stock (the “Registrable Shares”). In no event shall SFH be given or required to honor a registration request on more than one occasion from the Stockholders as a group. Upon receiving a registration request, SFH shall:

(i)	notify the other Stockholders and allow the other Stockholders to include their Registrable Shares in the registration;

(ii)	use all reasonable efforts to effect, as soon as practicable, the registration of an offering under the 1933 Act of all Registrable Shares that the Stockholders request to be registered within thirty (30) days of the receipt of the notice(s) pursuant to Section 1(c);

(iii)	prepare and file with the SEC a registration statement with respect to such Registrable Shares and use all reasonable efforts to cause such registration statement to become effective and, upon the request of any Stockholder selling Registrable Shares, keep such registration statement effective for a period of up to ninety (90) days or, if earlier, until the distribution contemplated in the registration statement has been completed;

(iv)	prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be reasonably necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement;

(v)	furnish to each Stockholder such number of copies of a prospectus, including a prospectus subject to completion, in conformity with the requirements of the 1933 Act, and such other documents as any Stockholder may reasonably request in order to facilitate the lawful disposition of Registrable Shares owned by it;

(vi)	if necessary, register and qualify or file any notices relating to the securities covered by such registration statement under such blue sky laws of such states as shall be reasonably requested by any Stockholder, provided that SFH shall not be required in connection therewith or as a condition thereto (A) to qualify to do business or to file a general consent to service of process in any such states or (B) to qualify as a dealer in securities under the securities or blue sky laws of any state;

(vii)	notify the Stockholders at any time when a prospectus relating to the offering is required to be delivered under the 1933 Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(viii)	cause all such Registrable Shares registered pursuant hereto to be listed on each securities exchange, if any, on which Registrable Shares issued by SFH are then listed; and

(ix)	provide a transfer agent and registrar for all Registrable Share to be registered hereunder and a CUSIP number for such Registrable Shares in each case not later than the effective date of such registration statement.

The Stockholder’s participation in any such demand registration shall not require that he pay any portion of the registration expenses incurred by SFH but such Stockholder shall pay the proportional amount of all state and federal registration and filing fees and underwriting discounts and commissions applicable to Registrable Shares sold by it and fees and disbursements of any legal counsel or accountants retained by such Stockholder.

     (d) Piggyback Registrations.

(i)	If SFH at any time proposes to register any of its securities under the 1933 Act (other than a registration on Form S-4 or S-8 or any successor or similar forms and other than pursuant to Section 1(c)), it will each such time give prompt written notice to the Stockholders of its intention to do so and of the Stockholder’s rights under this Section 1(d). Upon the written request of a Stockholder made within thirty (30) days after the receipt of the notice (which request shall specify the Registrable Shares intended to be disposed of by the Stockholder and the intended method of disposition thereof), SFH will use its best efforts to effect the registration under the 1933 Act of all Registrable Shares which SFH has been so requested to register by the Stockholder, to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Shares so to be registered, by inclusion of such Registrable Shares in the registration statement and, in the case of an underwritten offering, the underwriting which covers the securities which SFH proposes to register; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, SFH shall determine for any reason either not to register or to delay registration of such securities, SFH may, at its election, give written notice of such determination to the Stockholder and, upon the giving of such notice, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Shares in connection with such registration (but shall pay all expenses of registration in connection therewith) and (ii) in the case of a determination to delay registering, shall be permitted to delay registering such other securities. No registration effected under this Section 1(d) shall relieve SFH of its obligation to effect demand registrations under Section 1(c). The Stockholder’s participation in any such piggyback registration shall not require that he pay any portion of the registration expenses incurred by SFH but such Stockholder shall pay the proportional amount of all state and federal registration and filing fees and underwriting discounts and commissions applicable to Registrable Shares sold by it and fees and disbursements of any legal counsel or accountants retained by such Stockholder.

(ii)	If a registration pursuant to this Section 1(d) involves an underwritten offering of the securities so being registered to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction, the right of any Stockholder to registration pursuant to this Section 1(d) shall be conditioned upon such Stockholder’s participation in such underwriting and the inclusion of such Stockholder’s Registrable Shares in the underwriting to the extent provided herein. All Stockholders proposing to distribute their securities through such underwriting shall (together with SFH) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by SFH. If any Stockholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to SFH and the underwriter. Notwithstanding any other provision of this Section 1(d), if the managing underwriter of such underwritten offering shall inform SFH and each Stockholder (if any Registrable Shares held by the Stockholder have been requested to be included in such underwritten offering) by letter of its belief that the distribution of all or a specified number of the Registrable Shares requested to be included concurrently with the securities being distributed by such underwriters would interfere with the successful marketing of the securities being distributed by such underwriters (such writing to state the basis of such belief and the approximate number of the Registrable Shares requested to be included which may be distributed without such effect), then SFH may, upon written notice to the affected Stockholders, reduce (if and to the extent stated by such managing underwriter to be necessary to eliminate such effect) the number of Registrable Shares, if any, requested to be included so that the resultant aggregate number of the Registrable Shares requested to be included that will be included in such registration shall be equal to the number of shares stated in such managing underwriter’s letter; provided, however, that the priority in such registration shall be as follows: first, securities offered for the account of SFH and second the Registrable Shares sought to be sold by the Stockholders on a proportional basis.

(e)	Transfer of Registration Rights. The registration rights contained in this Section 1 may be transferred by a Stockholder provided that SFH is given written notice thereof and provided further that the transfer (i) is in connection with a transfer of at least twenty percent (20%) of the Stockholder’s Registrable Shares, or (ii) involves a transfer of at least one hundred thousand (100,000) Registrable Shares or (iii) is to owners of the Stockholder, provided such owners agree to act through a single representative for purposes of this Section 1 and (iv) any assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement.

(f)	Deferral. SFH shall have the right to delay the filing of any registration statement under Section 1(c) for up to ninety (90) days, unless such registration statement is to be on Form S-3, in which event the filing of such registration statement may be delayed for up to sixty (60) days.

(g)	Termination of Demand Registration Rights. The provisions of Section 1(c) shall not apply to any Stockholder who is not an “affiliate” (as that term is used in SEC Rule 144) and who lawfully may sell Registrable Shares to the public pursuant to SEC Rule 144 without regard to the volume limitations contained therein. Further the right of any Stockholder to demand registration or inclusion in any registration pursuant to this Section 1 shall terminate on the fifth anniversary of an initial public offering by SFH.

(h)	Information by Stockholders. The Stockholders whose securities are included in any registration shall furnish in writing to SFH such information regarding such Stockholders and the distribution proposed by such Stockholders as SFH may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1. SFH’s obligations under this Section 1 are conditioned upon compliance by such Stockholders with the provisions of this Section 1(h).

2.	Indemnification.

(a)	To the extent permitted by law, SFH will indemnify and hold harmless a Stockholder and each underwriter (as defined in the 1933 Act) for a Stockholder, and each person, if any, who controls a Stockholder, or such underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages, or liabilities (or actions in respect thereof) insofar as such losses, claims, damages or liabilities arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement, including any prospectus subject to completion or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by SFH of the 1933 Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities laws; and SFH will reimburse the affected Stockholder and each such underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2(a) shall not apply to amounts paid in settlement of any such loss, claim, damage. liability or action if such settlement is effected without the consent of SFH (which consent shall not be unreasonably withheld or delayed), nor shall SFH be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which arises out of or is based upon written information furnished expressly for use in connection with such registration statement by the relevant Stockholder, any such underwriter or controlling person.

(b)	To the extent permitted by law, each Stockholder participating in a registration will indemnify and hold harmless SFH, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls SFH within the meaning of the 1933 Act or the 1934 Act, legal counsel and accountants for SFH, each underwriter and any controlling person of any underwriter against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the 1933 Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation arises out of or is based upon written information furnished by the relevant Stockholder expressly for use in connection with such registration; and the relevant Stockholder will reimburse any person intended to be indemnified pursuant to this Section 2(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the relevant Stockholder (which consent shall not be unreasonably withheld or delayed) provided, that, in no event shall any indemnity under this Section 2(b) exceed the net proceeds from the offering received by the relevant Stockholder.

(c)	Promptly after receipt by an indemnified party under this Section 2 of a third party claim or notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2, deliver to the indemnifying party a written notice thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.

(d)	The indemnifying party shall advance the expenses of the indemnified party as they are incurred, provided that the indemnified party shall give the indemnifying party an undertaking to reimburse the indemnifying party for any amounts so advanced should it be determined that indemnification is not available under this Section 2.

(e)	If the indemnification provided for in this Section 2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements, omissions or Violations that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact or the Violation relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement, omission or Violation. In no event shall the amount of contribution of a Stockholder exceed the net proceeds to the Stockholder from the offering.

(f)	Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(g)	The obligations of SFH and the Stockholder(s) under this Section 2 shall survive the completion of any offering of Registrable Shares in a registration statement under Section 1, and otherwise.

3.	Miscellaneous.

(a)	Scope of Agreement. All the provisions of this Agreement shall apply to all of the Registrable Shares of SFH now owned or which may be issued or transferred to any of the Stockholders, or to their Permitted Transferees, or in consequence of any additional issuance, purchase, exchange or reclassification of Registrable Shares, corporate reorganization, or any other form of recapitalization, consolidation, Merger, stock split or stock dividend, or which are acquired by any of the Stockholders or Permitted Transferees in any other manner.

(b)	Legal Costs. The losing party in any lawsuit to enforce the rights of any party under this Agreement shall reimburse the prevailing party for all costs (including reasonable attorney’s fees) incurred in connection with such action.

(c)	Amendment. This Agreement constitutes the complete understanding among the parties hereto. Any provision of this Agreement may be amended, altered or modified with the written consent of SFH and the owners of at least 80% of the Registrable Shares and without the consent of the other parties hereto.

(d)	Successors. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, successors, personal representatives and assigns of the parties hereto.

(e)	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the rules of such State governing conflict of laws. The Stockholders and SFH agree to submit any claim, suit or proceeding hereunder to the jurisdiction of the courts of the State of Florida located in Sarasota County, and further consent to waive their right to trial by jury in any such action.

(f)	Notice. All notices and other communications hereunder shall be in writing and shall be delivered by hand or by mailing the same by registered mail, return receipt requested, as follows: (i) if to SFH, to its then principal offices; and (ii) if to a Stockholder, to such Stockholder’s address as the same shall appear on the books of SFH. Any notice shall be deemed given and received, if by hand, on the date of delivery, and if by mail, on the date marked as the date of receipt on the return receipt or the date of attempted delivery if refused.

(g)	Assignment. Neither this Agreement nor any right or obligation hereunder is assignable in whole or in part by any party without the prior written consent of the other parties or unless otherwise authorized by this Agreement; provided however that, a Stockholder may assign its rights and obligations hereunder to a fund managed by InvestLinc Group or an affiliate of InvestLinc Group.

(h)	Waiver. No failure or delay on the part of any party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(i)	Pronouns. Whenever pronouns are used herein, they shall be interpreted in the neuter, masculine, feminine, singular or plural as the context may require.

(j)	Term. This Agreement shall terminate upon the earlier of (i) completion of any liquidation and dissolution of SFH, (ii) the fifth anniversary of a registration of any class of equity securities of SFH with the U.S. Securities and Exchange Commission, or (iii) a Merger.

(k)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall together constitute one and the same instrument.

(l)	Most Favored Nation. Stockholders shall receive the benefit of any more favorable agreement relating to the subject matter hereof made with any SFH stockholder such that Stockholder shall be in no materially less favorable position vis a vis such other stockholders as it is on the date hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SinoFresh HealthCare, Inc.		The Invest Linc Group, LLC

By:	/s/ Andrew Badolato	By:	/s/ Craig Terrill

	Andrew Badolato, President		Name: Craig Terrill
Title: CEO

Invest Linc Equity Fund II,		Invest Linc Emerging Growth Equity
a Nevada limited partnership		Fund I, L.L.C.,
a Nevada limited liability company

By:	/s/ Craig Terrill	By:	/s/ Craig Terrill

	Name: Craig Terrill		Name: Craig Terrill
	Title: General Partner		Title: Managing Member

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